Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Mesoblast Limited of our report dated September 21, 2015 relating to the consolidated financial statements of Mesoblast Limited, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers

Melbourne, Australia

November 2, 2015